Exhibit 10.17

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

MANUFACTURING SERVICES AGREEMENT

THIS MANUFACTURING SERVICES AGREEMENT (“Agreement”) is entered into this 15th day of January 2020, by and between TACNA Services, Inc., a California Corporation, hereafter referred to as “TACNA” and Outset Medical, Inc. a Delaware Corporation, hereafter referred to as “Client”.

Whereas, the Client desires to manufacture various products in Mexico and TACNA is experienced in managing certain aspects of such operations in Mexico, the parties to this Agreement agree as follows:

A. SERVICES TO BE PROVIDED BY TACNA

1.    Engagement. TACNA will provide certain support services in connection with Client’s manufacturing activities in Mexico (the “Services”). The basic model under which the Services are performed is a pass through cost model under which costs incurred In Mexico are approved by the Client in TACNA’s online portal or through other written approvals. All direct costs reasonably incurred in providing Services to Client shall be passed through based on weekly cash requests, which shall include invoice level detail, Client will directly fund weekly both a U.S. Dollar and Mexican Peso denominated bank account In Mexico. These Mexican bank accounts shall be used exclusively to fund the Client’s Mexico based operating costs and from these accounts, most of Client’s Mexico based operating costs shall be paid. Cost not directly paid through the above referenced client assigned bank accounts, including but not limited to U.S. based pass through costs or fees for Services would be directly billed to Client by either the provider or TACNA. TACNA shall provide a shared Mexican corporation under which the assembly or manufacture of the Client’s products can take place in the Republic of Mexico.

2.    Hiring Employees. As requested by Client, TACNA, through its Mexican affiliate company, shall hire employees as requested and approved by Client in writing, which at a future date may be documented through a recruiting module of the TACNA’s online portal (email acceptable).

3.    Accounting and Payroll Services. TACNA shall perform all internal statutory accounting and payroll services for the Client’s assigned personnel as approved in the TACNA online portal. All company paid taxes, both income and payroll as they apply to Client assigned personnel and all outside professional services related to such taxes, shall be charged on a cost pass through basis. All banking charges shall be passed through.

4.    Import - Export Services. TACNA shall prepare all necessary documentation based on Client provided supporting documentation and coordinate the shipment of the Client’s equipment, raw material and finished goods to and from the assigned Client facility in the Republic of Mexico. The temporarily imported equipment, raw materials and finished goods shall remain property of the Client, even though imported to Mexico. Any brokerage fees, custom duties, fines, and/or merchandise processing fees shall be charged to the Client on a cost pass through basis. Any fines resulting from an error by TACNA shall be at TACNA’s cost,

5.    Governmental Relations and Taxes. TACNA will provide interface with both the Mexican and U.S. governmental agencies necessary for the production or manufacture of the Client products in Mexico and the transportation of said products through the international borders; provided that,

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

TACNA may riot make any commitment, incur any liability, or enter into an agreement on behalf of Client, without Client’s express prior written permission. All governmental charges of any kind, taxes, value added taxes, fees or permits directly incurred in connection with the performance of the Services shall be charged to the Client on a cost pass through basis. In the event Client is included in one of TACNA’s combined entities, income taxes shall be calculated for the Client based on its cost and expenses in Mexico relative to the costs and expenses of the entire entity, with some necessary allocations of cost. Value added taxes directly incurred in connection with the performance of the Services are passed through to Client as incurred related to its costs and some such value added taxes are refundable under certain conditions. Such Client value added tax refunds shall be transferred to Client assigned bank accounts in Mexico when received from the tax authorities, which refunds can take as much as long as eight to nine months to be received. If operating in a separate entity, income taxes and value taxes are billed or refunded on a stand-alone pass through basis. TACNA and Client represent and warrant that each of them will comply with all applicable laws, statutes and regulations in connection with the performance of the Services, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1, et. seq.), as amended, the Organization for Economic Co-operation and Development (OECD) Convention on combating bribery of foreign public officials in international business transactions, and any other applicable anti-corruption laws.

6.    Accounting and Legal. Standard internal statutory bookkeeping, payroll processing, and payables processing will he TACNA’s responsibility. Fees for outside professional services in connection with regulatory filings such as monthly or annual tax filings shall be charged to client on a pass through basis (if solely applicable to the Services) or proportionately allocated basis, as applicable. TACNA retains the services of an outside attorney for labor matters and such costs will be allocated on a relative headcount basis for matters that apply to all of the entities for which TACNA is providing services. If more extensive legal services are required in an area, such will be billed on a pass through basis; provided, that, Client shall have the right to pre-approve any attorney/law-firm, including their applicable billing rates, such approval not to be unreasonably withheld. Labor union dues are also charged on a pass through cost basis.

7.    Permits. TACNA shall obtain all necessary permits and licenses as required by Mexico to allow the assembly of Client product in Mexico. Any direct permit fees or fees for outside experts necessary to obtain permits for Client shall be charged to Client on a cost pass through basis.

8.    Human Resources. All Human Resources functions including maintenance of employee files and reports will be a TACNA responsibility. Should outside legal representation be required in employee or other matters, such will be billed on a cost pass through basis; provided, that, Client shall have the right to pre-approve any attorney/law-firm, including their applicable billing rates, such approval not to be unreasonably withheld.

9.    Emergency Supervision. TACNA will assist Client with respect to emergency or other matters requiring immediate attention on an as needed basis.

10.    Transportation. TACNA will arrange for all Import & export trucking services, either utilizing TACNA vehicles or an outside trucking company. Client shall be charged for said freight on a pass through basis should an outside service be utilized, or on an agreed amount, should TACNA’s trucks be used.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

11.    Transition Assistance. The initial startup period of pre planning and initial permitting etc., is time Intensive and requires higher levels of assistance from TACNA’s most experienced people. Accordingly, a transition or startup fee of $[***] is charged to defray a portion of the cost involved. Such fee will become an obligation of Client upon signing of this Agreement. Should Client decide to become independent of TACNA and remain in Mexico after the term of this Agreement, Client shall have the right to substitute the employer to its own entity for employees working directly in and paid In the Client assigned division and shall further have the right to transfer the lease directly to its entity, subject to landlord approval. TACNA shall provide reasonable and professional coordination and support for such transition processes.

12.    Warranties. Each party represents, warrants and covenants to the other party Client: (i) it has all rights, licenses, permits and authority necessary to enter into and perform its obligations hereunder, and (ii) will comply with all applicable laws, rules and regulations in connection with its performance hereunder, including any applicable anti-bribery laws. Each party will indemnify, defend and hold harmless the other party from and against any damages, judgments, liabilities, losses, penalties, settlements; costs and expenses, arising from or related to any actions, claims or suit brought by any third party, including any governmental agency, arising from such party’s breach of the foregoing representation, warranty or covenant. Further, TACNA, represents, warrants and covenants that (i) all personnel performing services hereunder have appropriate training, skills and experience necessary to perform their relevant obligations; and (ii) it will perform all services contemplated herein in an professional and workmanlike manner.

13.    Insurance. Should any insurance be required by the landlord of the leased facility, said insurance cost shall be passed on to Client at cost; provided, that, Client shall have the right to preapprove the applicable policies and insurer(s). Should Client wish to insure its equipment and materials in Mexico, TACNA shall provide an insurance quotation to Client at Client’s request. Should Client accept the TACNA quotation, Client shall be charged on a cost pass through basis for said insurance. Client has the right to acid this insurance to their existing U.S. carrier or broker and should they elect to do so, TACNA shall provide all necessary information to Client’s carrier. TACNA and its applicable Mexican affiliates shall be named as an additional insured on any policies obtained.

TACNA shall provide an Insurance policy of $[***] U.S. Dollars on the total load of all freight carried by TACNA trucks while transporting Client goods to and from Mexico. If additional insurance is required on said cargo, Client must notify TACNA and TACNA will increase said cargo insurance to meet Client’s needs. Said Increase in insurance coverage shall be charged to Client on a cost pass through basis. Cargo insurance is in effect on TACNA owned trucks only and should it be required to subcontract freight to another carrier, TACNA will not be responsible for the Contractor’s cargo insurance, however such carriers would normally carry cargo insurance.

14.    Proprietary Information. All information concerning Client or the Services being performed by TACNA or its Mexican affiliates for Client to which TACNA shall have access, shall remain the exclusive property of the Client and shall be deemed the confidential information of Client. TACNA agrees to maintain confidentiality of such information and agrees not to disclose such information to any third party without the permission of Client, other than to the extent necessary to perform its duties on behalf of Client, and where commercially practical, pursuant to a confidentiality or other non-disclosure agreement. TACNA may not use any confidential information of Client for any purpose other than the performance of its duties hereunder,

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

15.    Term of Agreement. The term of this Agreement is evergreen, and shall commence as of the date of the date of signing and continue for an initial minimum period of three years beginning from that date on which at least [***] employees are hired and working in Client operation. After [***] of the effective term, either party may terminate this agreement upon [***] written notice of the intent to terminate. Either party may terminate this Agreement in the event the other party materially breaches any term herein, and does not cure such breach within [***] days. All post termination costs shall be billed in accordance with Section B.

16.    Fees and Payment Terms. TACNA shall charge Client for services weekly based on the fee schedule shown in Annex “A”. All costs and fees direct billed by TACNA shall be paid on a net seven day terms basis. These terms are intended to allow transit time for paperwork only. Fees will be adjusted annually at the beginning of the calendar year for the annual change In the CPI San Diego District or its equivalent.

17.    Non-Solicit. TACNA expends tremendous resources to train and provide qualified administrative employees to service its clients. Client shall not solicit or induce any of TACNA’s or its Mexican affiliate’s administrative employees whose primary role is serving TACNA’s clients in TACNA’s shelter service business or is a manager or supervisor in one of TACNA’s proprietary product operations, either during the term of this Agreement or for [***] months thereafter, to leave their employment with TACNA or its Mexican affiliate. Such employees are on TACNA’s affiliate’s payroll and not the Client’s divisional payroll. Client shall pay an administrative) employee displacement fee equal to [***]. Nothing herein shall prohibit Client from engaging in general recruitment strategies not directed to TACNA’s or its Mexican affiliate’s employees, such as participating in job fairs and posting of job openings on the Internet. However, the administrative displacement fee would continue to be applicable to any such defined employee hired by Client, whatever the source of recruiting.

18.    EH&S Permit Maintenance. Significant incremental work is necessary to monitor and maintain compliance with Environmental, Health and Safety requirements. This involves annual outside testing and sampling by outside consultants, such costs are billed to Client on a cost pass through basis. Such costs are budgeted annually and billed on a pass through basis,

19.    Limitation of Liability. Excluding any material breach of confidentiality for which a judgment has been rendered, the maximum liability TACNA shall have under this Agreement shall be limited to [***].

B. COSTS AND FEES TO BE PAID BY CLIENT

As general background, costs incurred in Mexico are documented in TACNA’s online portal and such expenses are electronically approved by the Client in the portal in support of the weekly cash request.

1.    Personnel. Client shall be charged weekly for all Client employees’ hired in accordance with this Agreement salaries, taxes, retirement, vacations, food bonus, attendance bonus or other costs on a cost pass through basis, based on payroll documentation and backup data, which shall be provided to the Client on a weekly basis.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

2.    Facility Lease. Client shall pay for space according to the rate of the underlying lease that has been preapproved by Client in writing, including applicable value added taxes. Client shall also be a guarantor on such lease.

3.    Supplies and Other Purchased Items. Client shall be charged for requested supplies and other purchased items reasonably purchased in direct connection with the performance of the Services on a cost pass through basis.

4.    Utilities and Telephone. Client shall be charged for all utilities, Internet and phone charges directly incurred in connection with the performance of the Services on a cost pass through basis.

5.    Security. Cost for reasonable security, if required, shall be billed on a cost pass through basis.

6.    Production Equipment and Maintenance. Client will be responsible for and maintain all its own assembly & production equipment. TACNA, however, will provide lists of suppliers for miscellaneous supply items at the request of Client and assist client in sourcing needed suppliers.

7.    Vacation, Holidays, Christmas Bonus (Aguinaldo) and Profit Sharing. The laws of Mexico provide that employees receive holidays, vacations, Christmas bonus (Auginaldo) and a statutory profit sharing. Vacations and Christmas bonuses are based the employees’ term of employment and statutory profit sharing is normally based on costs incurred in Mexico and is part of the income tax calculation. Client shall he charged for these employee benefits on a cost pass through basis,

8.    Warehouse. TACNA will make available its US warehouse space for the Client’s import and export products on a short-term transitory basis of normally less than one day for cross clocking. This is available on a space available basis only. TACNA warehouse personnel will also assist in the Client’s freight forwarding from the TACNA warehouse on a space available basis. All external freight forwarding charges are the Client’s responsibility.

9.    Agreement Wind Up Cost. Should Client decide to terminate this Agreement, TACNA will reasonably attempt to place Client assigned employees with other TACNA clients. Should this not be possible, Client will be responsible for all severance cost per Mexican law on a cost pass through basis. Any lease termination costs would be those of the Client. Client will be responsible for any costs relating to the cancellation of any agreements entered into by TACNA on behalf of Client incurred in the wind up and any other costs properly incurred under this Agreement. See A.11.

10.    Program Approval and Permits. All internal personnel cost to obtain the necessary permits with the Mexican and United States governments are included in TACNA’s hourly rate. Any direct permit fees or fees for outside experts shall be charged to Client at cost.

11.    Duties and Merchandise Processing Fees. Should said charges be incurred, TACNA will charge Client for these costs on a pass through basis.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

12.    Facility Upgrades. TACNA will arrange for and assist in supervising any facility upgrades that may be required or requested by the Client in writing. Client will be charged for the cost of said leasehold improvements and/or upgrades on a cost pass through basis. TACNA will provide Client an estimate of the cost of said improvements and work will not commence until approved by Client in writing, with e-mail being an acceptable approval.

Excluding breaches of confidentiality, in no event will either party be liable to the other for any indirect, incidental or consequential damages.

20.    The terms and conditions contained herein shall be construed in accordance with and all disputes hereunder shall be governed by the laws of the State of California. In the event there is litigation surrounding this Agreement, such matters shall have a venue of San Diego, California.

21.    The invalidity in whole or in part, of any term or condition herein shall not affect the validity or enforceability of any other term or provision.

22.    This Agreement contains all the understandings and agreements between the parties. Neither party may assign this Agreement, in whole or in part, to any third party; except that, either party may assign this Agreement to any affiliate or to a third party acquirer or successor in connection with a merger, consolidation or sale of all or substantially all of its assets or business that relate to this Agreement. Any modification or waiver of this Agreement must be expressly made in writing, mutually agreed to and executed by both parties. This Agreement replaces any prior agreements between the parties related to the subject matter hereto. As such, prior agreements are void.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

TACNA SERVICES, INC.		CLIENT

By:	/s/ Ross K. Baldwin	By:	/s/ Martin Vazquez
	Ross K. Baldwin		Martin Vazquez: Outset Medical, Inc.
	President		Chief Operating Officer

Dated:	2/4/20	Dated:	01-15-2020

/s/ Martin Vazquez
Feb/3/2020